Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Form S-1 Registration Statement of AntriaBio, Inc. and subsidiary (File No. 333-214974) of our report dated September 28, 2016, with respect to the consolidated balance sheets of AntriaBio, Inc. and subsidiary as of June 30, 2016 and 2015 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the June 30, 2016 annual report on Form 10-K of AntriaBio, Inc. and subsidiary. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

January 13, 2017

Denver, Colorado